Exhibit 99.2

Avnet Agrees to Sell Technology Solutions Business Unit to Tech Data for $2.6B

Company will accelerate strategy to bring world-class design chain and supply chain services to high-growth customer markets

PHOENIX – September 19, 2016 – Avnet, Inc. (NYSE: AVT), a leading global technology distributor, today announced that it has entered into an agreement to sell its Technology Solutions operating group to Tech Data Corporation in a stock and cash transaction valued at approximately $2.6 billion. Under the terms of the agreement, Avnet will receive $2.4 billion in cash and 2.8 million shares of Tech Data common stock, currently valued at approximately $200 million.

The sale of this business provides both Avnet and Tech Data with immediate opportunities to focus on core strategies and scale their respective businesses, ultimately delivering greater profitability to their shareholders.

“We believe the acquisition of Technology Solutions by Tech Data is the best decision for our employees, customers, suppliers and shareholders. This transaction presents us with the best strategic path for Avnet’s future success and profitability, and puts Technology Solutions in position to achieve breakthrough business results with Tech Data,” said William Amelio, chief executive officer of Avnet. “Moving forward, Avnet will focus its resources and investments on becoming a leader in design chain and supply chain services not only for our current customers and suppliers, but also for new markets. We will drive targeted investments in embedded solutions, Internet of Things (IOT) and critical digital platforms. By investing in these high growth areas, we can expand the breadth of our portfolio and attract new customers worldwide who depend on us to deliver world-class solutions.”

Avnet’s Technology Solutions operating group is a global IT solutions distributor serving customers and suppliers in more than 80 countries. It provides next generation solutions, marketing, training, resources and services that span the cloud to the data center and encompass the entire IT lifecycle. They work with value-added resellers to make it easier and more affordable to enter and excel in high-growth technology and vertical markets locally and around the world.

“This transformative transaction will position us as a premier global IT distributor with the most diverse end-to-end solutions from the data center to the living room,” said Bob Dutkowsky, chief executive officer of Tech Data. “Tech Data has competed with and admired Avnet Technology Solutions for many years. We’re thrilled to start this journey together and are confident that our customers, vendor partners, employees, and shareholders will appreciate and benefit from the value that we will bring to the market. We look forward to welcoming the Technology Solutions team to Tech Data and are excited for the opportunities that this combination creates.”

Additionally, Avnet and Tech Data intend to partner on delivering world class IOT end-to-end solutions to the market.

Upon completion of the transaction, Avnet expects to realize a gain of $3.75 to $4.75 per share. The closing of the transaction, which is subject to customary regulatory approvals, is anticipated to occur in the first or second quarter of calendar 2017.

Citi and Allen & Company LLC are acting as financial advisors to Avnet, while Gibson, Dunn & Crutcher LLP, is acting as legal advisor.

Conference Call/Webcast Scheduled

Avnet will host a conference call and webcast today, September 19, 2016 at 11:30 a.m. ET (8:30 a.m. PT). The conference call is available by dialing (877) 407-8112 or (201) 689-8840 from outside the U.S.

A link to an audio webcast of the conference call will be available at www.ir.avnet.com. A replay will be available approximately two to three hours after the call ends until Monday, October 31, 2016 at 5:00 p.m. ET. To access the replay, please dial (877) 660-6853 or (201) 612-7415, and conference ID of 13645727.

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All brands and trade names are trademarks or registered trademarks, and are the properties of their respective owners. Avnet disclaims any proprietary interest in marks other than its own.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “intend,” “estimate,” “forecast,” “expect,” “feel,” “believe,” “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: closing of the acquisition of Premier Farnell plc, the sale of the Technology Solutions operating group, the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, an industry down-cycle in semiconductors, IT hardware or software products, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet, Inc.

From components to cloud and from design to disposal, Avnet, Inc. (NYSE:AVT) accelerates the success of customers who build, sell and use technology by providing a comprehensive portfolio of innovative products, services and solutions. Avnet is a global company ranked on the FORTUNE 500 with revenues of $26.2 billion for the fiscal year 2016. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact

Vincent Keenan

480-643-7053

investorrelations@avnet.com

Media Relations Contact

Maureen O’Leary

480-643-8075

maureen.o’leary@avnet.com